Exhibit 99.1
hhgregg Files for Chapter 11 Reorganization

Strategic decisions allow the Company to move forward as a stronger, debt free and customer-focused business

INDIANAPOLIS (March 6, 2017) – hhgregg, Inc. ("hhgregg" or the "Company") today announced that the Company has taken action to restructure its balance sheet and better position itself for future success by filing voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The petitions were filed in the U.S. Bankruptcy Court for the Southern District of Indiana (the “Court”). The restructuring is intended to facilitate the Company’s long-term, strategic goals of enhancing profitability and reaffirming its commitment to its associates, vendors and the communities it serves.

“We’ve given it a valiant effort over the past 12 months,” said Robert J. Riesbeck, hhgregg's President and CEO. “We have conducted an extensive review of alternatives and believe pursuing a restructuring through Chapter 11 is the best path forward to ensure hhgregg’s long-term success. We are thankful for the continued support of our dedicated employees, valued customers, vendors and business partners as we navigate this process, and look forward to becoming a stronger company in the coming months.”

The Company has signed a term sheet with an anonymous party to purchase the assets of the Company, which is intended to allow the Company to exit Chapter 11 debt free with significant improvement in liquidity for the future stability of the business. The Company expects a quick and smooth process through Chapter 11 with emergence in approximately 60 days.

“We have streamlined our store footprint and remain fully committed to the 132 remaining stores, and the associates supporting those locations. We have solidified our senior management team and everyone is dedicated to restructuring our business model for future profitability and growth,” continued Riesbeck. “Through these strategic steps, we plan to come out of this debt free and more agile as we serve our valued customers and vendor partners, and continue to be a dominant force in appliances, electronics and home furnishings.”

hhgregg's 132 store locations will operate in the ordinary course of business throughout the restructuring process. The 88 stores affected by the Company’s announcement on March 3, 2017 will continue to operate as previously disclosed in the coming weeks.

As it navigates the Chapter 11 process, hhgregg intends to continue:

•	Providing superior delivery, installation and customer service;

•	Providing wages, healthcare and other benefits to its associates without interruption; and

•	Paying suppliers and vendors for the goods and services it receives in the ordinary course of business throughout the restructuring process.

The Company has obtained a committed $80 million debtor-in-possession (“DIP”) financing facility underwritten by Wells Fargo Bank, National Association and GACP Finance Co., LLC. Subject to Court approval, this DIP financing, combined with the acquiring party’s investment and the Company’s cash from operations, is expected to provide sufficient liquidity during the Chapter 11 case to support its continuing normal business operations and minimize disruption.

Morgan, Lewis and Bockius LLP and Ice Miller are serving as hhgregg’s legal advisors in the restructuring and Stifel, Nicolaus & Company, Incorporated, Miller Buckfire & Co., and Berkeley Research Group, LLC are serving as financial and restructuring advisors.

About hhgregg

hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 220 stores in 19 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.

Forward Looking Statements

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements, including with respect to hhgregg's intentions and plans to restructure hhgregg and the conduct of its business during and after such restructuring. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg's expectations are: the ability to successfully execute the Company's strategies and initiatives, particularly in returning the Company to profitable growth; the Company’s ability to successfully navigate a Chapter 11 bankruptcy; the Company's ability to increase customer traffic and conversion; competition in the retail industry; the Company's ability to maintain a positive brand perception and recognition; the Company's ability to attract and retain qualified personnel; the Company's ability to maintain the security of customer, associate and Company information; rules, regulations, contractual obligations, compliance requirements and fees associated with accepting a variety of payment methods; the Company's ability to effectively achieve cost cutting initiatives; the Company's ability to generate strong cash flows to support its operating activities; the Company's relationships and operations of its key suppliers; the Company's ability to generate sufficient cash flows to recover the fair value of long-lived assets; the Company's ability to maintain and upgrade its information technology systems; the fluctuation of the Company's comparable store sales; the effect of general and regional economic and employment conditions on the Company's net sales; the Company's ability to meet financial performance guidance; disruption in the Company's supply chain; changes in trade regulation, currency fluctuations and prevailing interest rates; and the potential for litigation.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the "Risk Factors" section in the Company's Annual Report on Form 10-K for fiscal year 2016 filed May 19, 2016 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016 filed on January 26, 2017. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Media Contacts:
hhgregg, Inc.
Lance Peterson, 317-848-8710
Vice President, Finance and Planning
investorrelations@hhgregg.com

Chantal Kowalski, 317-561-7022
Communications Manager
chantal.kowalski@hhgregg.com